AMENDMENT TO
FUND PARTICIPATION AGREEMENT

This Amendment to Fund Participation Agreement (“Amendment”) by and among LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, a Delaware statutory trust (“Trust”), on its behalf and on behalf of its investment series set forth in Exhibit A (each, a “Fund”), LINCOLN FINANCIAL DISTRIBUTORS, INC., a Connecticut corporation (“Distributor”), LINCOLN FINANCIAL INVESTMENTS CORPORATION, a Tennessee corporation (“Adviser”), and THE PRUDENTIAL INURANCE COMPANY OF AMERICA (“Company”), a stock life insurance company organized under the laws of New Jersey, is made and entered into as of _____November ________ _19__, 2024. Capitalized terms used herein but not otherwise defined shall have the meanings given them in the Agreement.

WHEREAS, Company, Trust, Distributor, and Adviser entered into a Fund Participation Agreement dated April 29, 2024 (the “Agreement”);

WHEREAS, pursuant to provision 12.7 of the Agreement, the parties wish to amend the Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.Article XI, Notices, is amended as it relates to the Company as follows:

If to the Company:

Empower Annuity Insurance Company of America
8515 E. Orchard Road
Greenwood Village, CO 80111

2.Exhibit B to the Agreement is deleted in its entirety and replaced with Exhibit B attached hereto.

3.In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

4.This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5.Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first referenced above.

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST By: /s/ Benjamin Richer Name: Benjamin Richer Title: SVP, Head of Funds Management	LINCOLN FINANCIAL INVESTMENTS CORPORATION By: /s/ Benjamin Richer Name: Benjamin Richer Title: SVP, Head of Funds Management
LINCOLN FINANCIAL DISTRIBUTORS, INC. By: /s/ Thomas O'Neill Name: Thomas O'Neill Title: SVP	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA By: /s/ Jonathan Kreider Name: Jonathan Kreider Title: As Agent for The Prudential Insurance Company of America

Exhibit B

Separate Account of the Company Registered Under the 1940 Act as a Unit Investment Trust

The following separate account is subject to this Agreement:

Prudential Discovery Premier Group Variable Contract Account

Variable Annuity Contract Registered Under the Securities Act of 1933

The following contract is subject to this Agreement:

Discovery Premier Group Retirement Annuity